Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Sysco Corporation

(Exact Name of Registrant as Specified in its Charter)

Not applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.750% Senior Notes due 2029(1)	457(r)	$500,000,000.00	99.784%	$498,920,000.00	0.00014760	$73,640.59

	Debt	6.000% Senior Notes due 2034(1)	457(r)	$500,000,000.00	99.037%	$495,185,000.00	0.00014760	$73,089.31

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$994,105,000.00		$146,729.90

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$146,729.90

(1)

Certain subsidiaries of Sysco Corporation fully and unconditionally guarantee the notes. In accordance with Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.